Exhibit 107

Calculation of Filing Fee Table
FORM S-8
(Form Type)

Balchem Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $.06-2/3 per share	Other	1,000,000 (2)	$129.35 (3)	$129,350,000.00	0.00011020	$14,254.37
Total Offering Amounts					$129,350,000.00		$14,254.37
Total Fee Offsets							--
Net Fee Due							$14,254.37

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)
Consists of (i) up to 800,000 shares of Common Stock issuable under the Registrant’s 2017 Omnibus Incentive Plan, as amended and restated, and (ii) up to 200,000 shares of Common Stock available for offer and sale under the Registrant’s 401(k) Plan (the “401(k) Plan”). In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the average of the high and low prices of the Common Stock on the Nasdaq Global Select Market on June 23, 2023.